Exhibit 99

Manning & Napier, Inc. Reports Fourth Quarter and Year-End 2012 Earnings Results

FAIRPORT, NY, February 13, 2013—Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today reported 2012 fourth quarter and year-end results for the period ended December 31, 2012.

Summary Highlights

•	Full year economic income and economic net income, non-GAAP measures, of $156.9 million and $96.9 million, or $1.08 per adjusted share

•	Assets under management (“AUM”) at December 31, 2012 was $45.2 billion, compared with $44.3 billion at September 30, 2012 and $40.2 billion at December 31, 2011

•	Revenue for the fourth quarter and full-year increased 8% and 3% compared to 2011, respectively

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Manning & Napier Group, LLC distributed to its members $31.3 million in cash for the quarter and $125.4 million for the year, resulting in a $0.16 and $0.64 per share fourth quarter and full-year dividend, respectively

•	Expanded territories within our Direct Channel, deepened platform resources within our Intermediary Channel, and launched and seeded several new products

Patrick Cunningham, Manning & Napier’s Chief Executive Officer, commented, “2012 was a strong year for our investment products. Earlier in the year, we discussed certain market trends that have been working against the positioning of our portfolios and our active management approach. Our expectation was that our clients would benefit from our positioning once these headwinds began to dissipate. We saw just that in the latter half of 2012, which led to competitive absolute and relative returns for the full calendar year. The improving momentum in our short-term track record, in conjunction with our strong long-term track record, has already improved the service environment for our sales teams, and should help us return the business to a position of net inflows. We continue to believe that active management will play a critical role in meeting client objectives and their evolving needs. As such, we are making the necessary investments in our business and expanding our distribution capacity in terms of personnel, geographic focus and product diversification to ensure sustainable growth and stability for our business. Additionally, we are building track records and supporting new investment capabilities to broaden our product set coverage. With this focus, we believe we will continue to provide long-term value to our shareholders despite ongoing market uncertainties.”

Fourth Quarter 2012 Financial Review

Manning & Napier reported fourth quarter 2012 revenue of $87.1 million, an increase of 8% from revenue of $80.4 million reported in the fourth quarter of 2011, and an increase of 2% from revenue of $85.4 million reported in the third quarter of 2012. The changes in revenue resulted primarily from increases in average AUM. Average AUM for the quarter was $44.5 billion, which was a 9% and 3% increase over average AUM for the fourth quarter of 2011 and the third quarter of 2012, when average AUM was $40.7 billion and $43.2 billion, respectively. Revenue as a percentage of average AUM was 0.78% for the fourth quarter of 2012, compared with 0.79% for both the fourth quarter of 2011 and for the previous quarter.

Operating expenses were $73.9 million, or $46.7 million excluding non-cash reorganization-related share-based compensation of $27.2 million. The $46.7 million represents an increase of $6.2 million in expenses, compared with the fourth quarter of 2011, and an increase of $0.3 million in expenses compared with the third quarter of 2012, excluding reorganization-related share-based compensation. The increase in expenses in the current quarter compared with the fourth quarter of 2011 was due primarily to higher incentive compensation costs resulting from the strong absolute and relative investment performance during the fourth quarter of 2012 compared to the fourth quarter of 2011 as well as increases in asset-based costs associated with our fund and collective products including sub-transfer agent fees, 12b-1 fees and fund fee caps.

Generally Accepted Accounting Principles (“GAAP”) based operating income was $13.2 million. Operating income, excluding non-cash reorganization-related share-based compensation, was $40.4 million for the quarter, an increase of $0.6 million over the fourth quarter of 2011 and an increase of $1.4 million from the third quarter of 2012. Operating margin, excluding non-cash reorganization-related share-based compensation expense, was 46% for the fourth quarter of 2012, compared with 50% for the fourth quarter of 2011 and 46% for the third quarter of 2012.

The Company uses economic income and economic net income to provide greater clarity regarding the cash earnings of the business by removing non-cash reorganization-related share-based compensation charges and non-cash interest expense on shares subject to mandatory redemption, as defined in the Non-GAAP Financial Measures section below. On this basis, Manning & Napier reported fourth quarter 2012 economic income of $40.5 million, compared with $40.0 million in the fourth quarter of 2011, and $39.6 million in the third quarter of 2012. Also for the fourth quarter of 2012, economic net income was $25.0 million, or $0.28 per adjusted share, compared with $24.7 million, or $0.27 per adjusted share in the fourth quarter of 2011, and $24.4 million, or $0.27 per adjusted share in the third quarter of 2012.

On a GAAP basis, net income attributable to the controlling and noncontrolling interests for the fourth quarter was $11.5 million, compared with net loss of $179.7 million in the fourth quarter of 2011 and net income of $21.1 million in the third quarter of 2012. The increase in net income compared to the fourth quarter of 2011 is attributable to the decrease in non-cash reorganization-related share-based compensation expense of $188.1 million, while the sequential decrease in net income is attributed to an increase in the non-cash reorganization-related share-based compensation expense of $9.9 million. GAAP net loss attributable to the common shareholders for the fourth quarter of $0.3 million, or $0.02 per basic and diluted share, reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC. The remaining ownership interest is attributed to the other members of Manning & Napier Group, LLC.

Full Year 2012 Financial Review

Manning & Napier reported 2012 revenue of $339.1 million, an increase of 3% over revenue of $330.0 million reported in 2011. The increase in 2012 was consistent with changes in average AUM, which also increased by 3% over the prior year. Revenue as a percentage of average AUM was 0.78% for the year, which is the same when compared with the prior year.

Operating expenses were $254.9 million, or $182.7 million excluding non-cash reorganization-related share-based compensation of $72.3 million. The $182.7 million represents a 5% increase from 2011, resulting from an investment in personnel related to distribution and infrastructure, coupled with increases in asset-based costs associated with our fund and collective products. GAAP-based operating income was $84.1 million for the year, and $156.4 million of operating income after excluding non-cash reorganization-related share-based compensation charges. The $156.4 million represents a $0.1 million decrease over 2011. Operating margin for 2012 year-to-date, excluding non-cash reorganization-related share-based compensation expense, was 46%, compared with 47% in 2011.

Manning & Napier reported 2012 economic income of $156.9 million, compared with $156.7 million in 2011. Also for 2012, economic net income was $96.9 million, or $1.08 per adjusted share, compared with $96.8 million, or $1.08 per adjusted share in 2011.

On a GAAP basis, net income attributable to the controlling and noncontrolling interests for 2012 was $76.4 million, compared with net loss of $106.4 million in 2011. The increase in the 2012 net income is attributed to the decrease in non-cash reorganization-related share-based compensation of $143.1 million when compared to 2011. GAAP net income attributable to the common shareholders for 2012 was $2.5 million, or $0.18 per basic and diluted share.

Assets Under Management

As of December 31, 2012, AUM was $45.2 billion, an increase of 2% from the $44.3 billion as of September 30, 2012 and 12% from the $40.2 billion as of December 31, 2011. As of December 31, 2012, the composition of the Company’s AUM was 55% in separate accounts and 45% in mutual funds and collective investment trusts, which is consistent with the composition as of September 30, 2012 and generally consistent with the AUM composition as of December 31, 2011 of 56% in separate accounts and 44% in mutual funds and collective investment trusts.

Since September 30, 2012, AUM increased by $0.9 billion, including increases of 1% in separate account AUM and 3% in mutual fund and collective investment trust AUM. The $0.9 billion increase in AUM from September 30, 2012 to December 31, 2012, was comprised of a $1.2 billion increase in market appreciation and $2.5 billion in client inflows. These increases were offset by client outflows of $2.8 billion. As it relates to the Company’s separate accounts, outflows were caused by withdrawals from existing client accounts, as the annualized separate account retention rate continues to remain at approximately 95% for 2012, which is in line with 96% for 2011.

When compared to December 31, 2011, AUM increased by $5.0 billion from $40.2 billion, including an increase of $2.0 billion, or 9%, in separate account AUM and an increase of $3.0 billion, or 17%, in mutual fund and collective investment trust AUM.

Balance Sheet Review

As of December 31, 2012, cash and cash equivalents was $108.3 million, compared with $97.0 million as of September 30, 2012. As a means to provide flexibility for possible future financing needs, we recently entered into an unsecured $10.0 million line of credit arrangement. We have not drawn down on the line of credit and we continue to have no debt outstanding.

Conference Call

Manning & Napier will host a conference call to discuss its fourth quarter and year-end 2012 earnings results on Thursday, February 14, 2013, at 8:00 a.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID # 91195260. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through February 21, 2013. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 91195260. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

Non-GAAP Financial Measures

To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its combined consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.

Management uses economic income, economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business model. Economic income, economic net income and economic net income per adjusted share are not presented in accordance with GAAP. Economic income excludes from income before provision for income taxes:

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the non-cash interest expense associated with the liability for shares subject to mandatory redemption. Upon consummation of the initial public offering, such mandatory redemption obligation terminated and the Company no longer reflects in its financial statements non-cash interest expense or the liability related to such obligation; and

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the reorganization-related share-based compensation, which results in non-cash compensation expense reported over the vesting period. In addition, upon the consummation of the initial public offering, the vesting terms related to the ownership of its employees were modified, including the Company’s named executive officers, other than William Manning. Such individuals were entitled to 15% of their pre-IPO ownership interests upon the consummation of the offering, and 15% of their pre-IPO ownership interests over the subsequent three years. The remaining ownership interests are subject to performance-based vesting over such three-year period. Such vesting terms will not result in dilution to the number of outstanding shares of the Company’s Class A common stock. As a result of such vesting requirements, the Company will recognize non-cash compensation charges through 2014.

Economic net income is a non-GAAP measure of after-tax operating performance and equals the Company’s economic income less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group, LLC into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group, LLC allocated to the units of Manning & Napier Group, LLC is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 38.25% on economic income for each respective period, reflecting assumed federal, state and local income taxes.

Economic net income per adjusted share is equal to economic net income divided by the total number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding for all periods presented is determined by assuming that all exchangeable units of Manning & Napier Group, LLC are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group, LLC.

Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity and fixed income portfolios as well as a range of blended asset portfolios, such as life cycle funds, that use a mix of stocks and bonds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 502 employees as of December 31, 2012.

Safe Harbor Statement

This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts

Investor Relations:

Brian Schaffer

Prosek Partners

212-279-3115

bschaffer@prosek.com

Public Relations:

Nicole Kingsley Brunner

Manning & Napier, Inc.

585-325-6880

nbrunner@manning-napier.com

Source Manning & Napier

Manning & Napier, Inc.

Combined Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Twelve months ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Revenues
Investment management services revenue	$87,130	$85,382	$80,358	$339,055	$329,992
Expenses
Compensation and related costs	50,474	40,922	235,113	165,698	305,957
Sub-transfer agent and shareholder service costs	13,231	12,830	12,255	51,206	49,115
Other operating costs	10,242	9,941	8,479	38,031	33,704

Total operating expenses	73,947	63,693	255,847	254,935	388,776

Operating income (loss)	13,183	21,689	(175,489)	84,120	(58,784)
Non-operating income (loss)
Interest expense on shares subject to mandatory redemption	—	—	(3,111)	—	(45,833)
Other non-operating income	43	595	138	459	183

Total non-operating income (loss)	43	595	(2,973)	459	(45,650)

Income (loss) before provision for income taxes	13,226	22,284	(178,462)	84,579	(104,434)
Provision for income taxes	1,751	1,220	1,191	8,160	1,982

Net income (loss) attributable to the controlling and the noncontrolling interests	11,475	21,064	(179,653)	76,419	(106,416)
Less: net income (loss) attributable to the noncontrolling interests	11,727	19,410	(152,486)	73,950	(79,249)

Net income (loss) attributable to Manning & Napier, Inc.	$(252)	$1,654	$(27,167)	$2,469	$(27,167)

	Three months ended		November 18, 2011 through December 31, 2011	Twelve Months Ended December 31, 2012	November 18, 2011 through December 31, 2011
	December 31, 2012	September 30, 2012
Net income (loss) per share available to Class A common stock
Basic	$(0.02)	$0.12	$(2.11)	$0.18	$(2.11)

Diluted	$(0.02)	$0.12	$(2.11)	$0.18	$(2.11)

Weighted average shares of Class A common stock outstanding
Basic	13,583,873	13,583,873	12,894,136	13,583,873	12,894,136

Diluted	13,583,873	13,583,873	12,894,136	13,583,873	12,894,136

Manning & Napier, Inc.

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Reconciliation of non-GAAP financial measures:
Net income (loss) attributable to Manning & Napier, Inc.	$(252)	$1,654	$(27,167)	$2,469	$(27,167)
Plus: net income (loss) attributable to the noncontrolling interests	11,727	19,410	(152,486)	73,950	(79,249)

Net income (loss) attributable to the controlling and the noncontrolling interests	11,475	21,064	(179,653)	76,419	(106,416)
Provision for income taxes	1,751	1,220	1,191	8,160	1,982

Income (loss) before provision for income taxes	13,226	22,284	(178,462)	84,579	(104,434)
Interest expense on shares subject to mandatory redemption	—	—	3,111	—	45,833
Reorganization-related share-based compensation	27,238	17,290	215,324	72,274	215,324

Economic income	40,464	39,574	39,973	156,853	156,723
Adjusted income taxes	15,477	15,137	15,289	59,996	59,947

Economic net income	$24,987	$24,437	$24,684	$96,857	$96,776

Reconciliation of non-GAAP per share financial measures:
Net income (loss) available to Class A common stock per basic share	$(0.02)	$0.12	$(2.11)	$0.18	$(2.11)
Plus: net income (loss) attributable to the noncontrolling interests per basic share	0.86	1.43	(11.82)	5.45	(6.14)

Net income (loss) attributable to the controlling and the noncontrolling interests per basic share	0.84	1.55	(13.93)	5.63	(8.25)
Provision for income taxes per basic share	0.13	0.09	0.09	0.60	0.15

Income (loss) before provision for income taxes per basic share	0.97	1.64	(13.84)	6.23	(8.10)
Interest expense on shares subject to mandatory redemption per basic share	—	—	0.24	—	3.55
Reorganization-related share-based compensation per basic share	2.01	1.27	16.70	5.32	16.70

Economic income per basic share	2.98	2.91	3.10	11.55	12.15
Adjusted income taxes per basic share	1.14	1.11	1.19	4.42	4.65

Economic net income per basic share	1.84	1.80	1.91	7.13	7.50
Less: Impact of Manning & Napier Group, LLC units converted to publicly traded shares	(1.56)	(1.53)	(1.64)	(6.05)	(6.42)

Economic net income per adjusted share	$0.28	$0.27	$0.27	$1.08	$1.08

Total basic shares of Class A common stock outstanding	13,583,873	13,583,873	13,583,873	13,583,873	13,583,873
Total exchangeable units of Manning & Napier Group, LLC	76,400,000	76,400,000	76,400,000	76,400,000	76,400,000

Total adjusted Class A common stock outstanding	89,983,873	89,983,873	89,983,873	89,983,873	89,983,873

Manning & Napier, Inc.

Assets Under Management (“AUM”)

(in millions)

(unaudited)

For the three-months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended	Equity	Fixed Income	Total
As of September 30, 2012	$24,323.3	$19,944.7	$44,268.0	$20,497.8	$22,552.9	$1,217.3	$44,268.0
Gross client inflows	962.4	1,568.9	2,531.3	943.1	1,529.4	58.8	2,531.3
Gross client outflows	(1,182.0)	(1,620.3)	(2,802.3)	(1,219.3)	(1,550.5)	(32.5)	(2,802.3)
Market appreciation	579.9	632.0	1,211.9	249.1	940.7	22.1	1,211.9

As of December 31, 2012	$24,683.6	$20,525.3	$45,208.9	$20,470.7	$23,472.5	$1,265.7	$45,208.9

Average AUM for period	$24,423.3	$20,082.7	$44,506.0	$20,346.4	$22,913.1	$1,246.5	$44,506.0

As of June 30, 2012	$23,550.5	$18,821.0	$42,371.5	$19,450.7	$21,695.9	$1,224.9	$42,371.5
Gross client inflows	507.0	1,306.5	1,813.5	857.7	922.5	33.3	1,813.5
Gross client outflows	(1,084.1)	(1,343.4)	(2,427.5)	(816.5)	(1,551.2)	(59.8)	(2,427.5)
Market appreciation	1,349.9	1,160.6	2,510.5	1,005.9	1,485.7	18.9	2,510.5

As of September 30, 2012	$24,323.3	$19,944.7	$44,268.0	$20,497.8	$22,552.9	$1,217.3	$44,268.0

Average AUM for period	$23,862.7	$19,387.2	$43,249.9	$19,943.0	$22,086.7	$1,220.2	$43,249.9

As of September 30, 2011	$21,551.7	$17,217.1	$38,768.8	$17,183.1	$20,356.4	$1,229.3	$38,768.8
Gross client inflows	777.9	1,902.3	2,680.2	839.8	1,781.1	59.3	2,680.2
Gross client outflows	(897.6)	(2,283.4)	(3,181.0)	(830.9)	(2,297.9)	(52.2)	(3,181.0)
Market appreciation	1,226.1	706.0	1,932.1	930.5	972.4	29.2	1,932.1

As of December 31, 2011	$22,658.1	$17,542.0	$40,200.1	$18,122.5	$20,812.0	$1,265.6	$40,200.1

Average AUM for period	$22,623.2	$18,066.3	$40,689.5	$18,040.7	$21,412.5	$1,236.3	$40,689.5

For the twelve-months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended	Equity	Fixed Income	Total
As of December 31, 2011	$22,658.1	$17,542.0	$40,200.1	$18,122.5	$20,812.0	$1,265.6	$40,200.1
Gross client inflows	3,327.8	6,172.0	9,499.8	3,847.7	5,431.2	220.9	9,499.8
Gross client outflows	(4,399.2)	(5,858.3)	(10,257.5)	(3,750.0)	(6,222.7)	(284.8)	(10,257.5)
Market appreciation	3,096.9	2,669.6	5,766.5	2,250.5	3,452.0	64.0	5,766.5

As of December 31, 2012	$24,683.6	$20,525.3	$45,208.9	$20,470.7	$23,472.5	$1,265.7	$45,208.9

Average AUM for period	$24,016.3	$19,565.6	$43,581.9	$19,671.4	$22,668.0	$1,242.5	$43,581.9

As of December 31, 2010	$22,935.1	$15,906.6	$38,841.7	$17,280.5	$20,256.9	$1,304.3	$38,841.7
Gross client inflows	4,456.3	9,328.4	13,784.7	4,263.4	9,361.6	159.7	13,784.7
Gross client outflows	(3,496.2)	(5,578.3)	(9,074.5)	(3,231.0)	(5,608.0)	(235.5)	(9,074.5)
Market appreciation (depreciation)	(1,237.1)	(2,114.7)	(3,351.8)	(190.4)	(3,198.5)	37.1	(3,351.8)

As of December 31, 2011	$22,658.1	$17,542.0	$40,200.1	$18,122.5	$20,812.0	$1,265.6	$40,200.1

Average AUM for period	$23,850.1	$18,331.5	$42,181.6	$18,276.2	$22,649.9	$1,255.5	$42,181.6